EX-99.(e)(ii)	Exhibit (e)(ii) under Form N-1A

DISTRIBUTOR'S CONTRACT
Exhibit A
Fund: Federated Short-Intermediate Government Trust
Institutional Shares

     In consideration of the mutual covenants set forth in the Distributor's Contract dated May 29, 1992 between the Trust and FSC, the Trust, with respect to the Class of Shares of the Fund set forth above, and FSC execute and Deliver this Exhibit.

     Witness the due execution hereof this 29th of May, 1992

ATTEST:	TRUST: FEDERATED SHORT-INTERMEDIATE GOVERNMENT TRUST
/s/ John McGonigle Secretary (SEAL)	By: /s/ Glen R. Johnson President

ATTEST:	FEDERATED SECURITIES CORP.
/s/ S. Elliot Cohen Secretary (SEAL)	By: /s/ Richard Fisher President